Exhibit 12
                    CARPENTER TECHNOLOGY CORPORATION
     COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES -- unaudited
                       Five Years Ended June 30 and
                    Six Months Ended December 31, 1996

                          (dollars in thousands)

                           Six
                          Months                 Year Ended June 30
                          Ended   --------------------------------------------
                         12/31/96    1996     1995     1994     1993     1992
                         --------    ----     ----     ----     ----     ----
Fixed charges

 Interest costs (a)      $ 10,013 $ 19,275 $ 17,797 $ 19,651 $ 21,759 $ 20,627

 Interest component of
  non-capitalized lease
  rental expense (b)        1,026    2,074    2,452    2,522    2,532    2,480
                         -------- -------- -------- -------- -------- --------
   Total fixed charges   $ 11,039 $ 21,349 $ 20,249 $ 22,173 $ 24,291 $ 23,107
                         ======== ======== ======== ======== ======== ========
Earnings as defined:

 Income before income
  taxes, extraordinary
  charge and cumulative
  effect of changes in
  accounting principles  $ 35,318 $ 95,170 $ 74,571 $ 62,728 $ 42,799 $ 22,827

 Add: Loss in less-than-
  fifty-percent-owned
  persons                     716    7,025    3,000      910        -        -

 Less: Gain on sale of
  partial interest in
  less-than-fifty-
  percent-owned persons         -   (2,650)       -        -        -        -

 Fixed charges less
  interest capitalized      9,929   21,009   16,994   18,043   23,126   22,117

 Amortization of
  capitalized interest        929    2,074    1,952    1,788    1,725    1,696
                         -------- -------- -------- -------- -------- --------
   Earnings as defined   $ 46,892 $122,628 $ 96,517 $ 83,469 $ 67,650 $ 46,640
                         ======== ======== ======== ======== ======== ========
Ratio of earnings
 to fixed charges             4.2x     5.7x     4.8x     3.8x     2.8x     2.0x
                         ======== ======== ======== ======== ======== ========

(a) Includes interest capitalized relating to significant construction projects and amortization of debt discount and debt expense.
(b) One-third of rental expense which approximates the interest component of non-capitalized leases.

                                     E-5
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